FOR IMMEDIATE RELEASE

Investor Contacts:

Dan Spiegelman

SVP & Chief Financial Officer

CV Therapeutics, Inc.

(650) 384-8509

Christopher Chai

Vice President, Treasury and Investor Relations

CV Therapeutics, Inc.

(650) 384-8560

Media Contact:

John Bluth

Senior Director, Corporate Communications

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2005 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

PALO ALTO, Calif., March 1, 2006 -- CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the fourth quarter and full year ended December 31, 2005.

For the quarter ended December 31, 2005, the Company reported a net loss of $74.1 million, or $1.65 per share, compared to a net loss of $53.8 million, or $1.62 per share, for the same quarter in 2004. For the year ended December 31, 2005, the Company reported a net loss of $228.0 million, or $5.66 per share, compared to a net loss of $155.1 million, or $4.90 per share, for the year ended December 31, 2004. At December 31, 2005, the Company had cash, cash equivalents and marketable securities of approximately $460.2 million, compared to $404.5 million at December 31, 2004.

Operating expenses for the quarter ended December 31, 2005 increased to $75.5 million, compared to $60.5 million for the same quarter in 2004. Operating expenses for the year ended December 31, 2005 increased to $243.1 million, compared to $167.5 million for the year ended December 31, 2004. The significant increase in operating expenses for the quarter as well as the year ended December 31, 2005 compared to the same periods in the prior year were primarily due to higher selling, general and administrative expenses incurred in connection with the deployment of the Company's national cardiovascular specialty sales force and other product support and awareness programs to co-promote ACEON® (perindopril erbumine) Tablets, as well as higher headcount in other areas to support the Company's increased commercialization and other business activities. For the quarter ended December 31, 2005, compared to the quarter ended December 31, 2004, these higher selling, general and administrative expenses were partially offset by lower research and development expenses, primarily due to the 2004 accrual of a one-time $10.1 million research and development expense due under our license agreement for ranolazine with Roche Palo Alto LLC and a decrease in expenses related to the Company's Phase 3 studies of regadenoson.

The Company recognized collaborative research revenue of $3.4 million for the quarter ended December 31, 2005, compared to $7.6 million for the same quarter in 2004, and $19.0 million for the year ended December 31, 2005, compared to $20.4 million for the year ended December 31, 2004. Revenue recognized primarily relates to the reimbursement of certain regadenoson development costs from a collaborative partner and amortization of up-front payments earned. The Company did not record any co-promotion revenues as sales of ACEON® did not exceed the baseline specified in the co-promotion agreement with Solvay Pharmaceuticals, Inc.

Interest and other income (expense), net includes interest income from the Company's investment portfolio, interest expense from convertible notes, and premium paid above the principal value in the redemption and repurchase of 4.75% subordinated convertible notes. For the year ended December 31, 2005, the Company recognized a net expense of $3.8 million compared to a net expense of $8.0 million for the same period in 2004. In 2005, the Company earned higher interest income on the Company's investments and recognized a lower loss for the August 2005 redemption compared to the May and June 2004 repurchases of 4.75% subordinated convertible notes. The Company also had lower interest expense in 2005 compared to 2004.

Company management will webcast a conference call on March 1, 2006 at 5:00 p.m. EST, 2:00 p.m. PST, on the Company's website. To access the live webcast, please log on to the Company's website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Wednesday, March 8, 2006. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 5519274.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include RanexaTM (ranolazine extended-release tablets) and ACEON® (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON®, an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

-- Tables to follow --

CV THERAPEUTICS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues:
Collaborative research	$ 3,432	$ 7,580	$ 18,951	$ 20,428
Operating expenses:
Research and development	33,980	48,655	128,448	124,346
Selling, general and administrative	41,534	11,799	114,691	43,178
Total operating expenses	75,514	60,454	243,139	167,524

Loss from operations	(72,082)	(52,874)	(224,188)	(147,096)
Interest and other income (expense), net	(1,970)	(888)	(3,807)	(7,987)

Net loss	$ (74,052)	$ (53,762)	$ (227,995)	$ (155,083)

Basic and diluted net loss per share	$ (1.65)	$ (1.62)	$ (5.66)	$ (4.90)

Shares used in computing basic and diluted net loss per share	44,884	33,215	40,268	31,671

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	December 31, 2005		December 31, 2004
	(unaudited)		(A)
Assets:
Cash, cash equivalents and marketable securities	$ 460,183		$ 404,503
Other current assets	28,823		23,400
Total current assets	489,006		427,903
Property and equipment, net	20,491		15,284
Other assets	24,949		19,043
Total assets	$ 534,446		$ 462,230

Liabilities and stockholders' equity:
Current liabilities	$ 63,527		$ 46,438
Convertible subordinated notes	399,500		329,645
Other long-term obligations	10,429		6,745
Stockholders' equity	60,990		79,402
Total liabilities and stockholders' equity	$ 534,446		$ 462,230

(A) Derived from the consolidated audited financial statements included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004